Exhibit 99.1

Veris Residential Announces Executive Appointments

Jeff Turkanis Named Chief Investment Officer

Taryn Fielder Named General Counsel

JERSEY CITY, NJ – March 31, 2022 – Veris Residential, Inc. (NYSE: VRE), a forward-thinking, environmentally- and socially-conscious REIT that primarily owns, operates, acquires, and develops Class A multifamily properties, today announced two executive appointments designed to further support the company’s transition into a pure-play multifamily REIT and drive long-term shareholder value.

Jeff Turkanis, former Head of U.S. Residential at Oxford Properties Group, has been appointed Chief Investment Officer, succeeding Ricardo Cardoso, effective April 4, and Taryn Fielder, former General Counsel at WashREIT, has been appointed General Counsel, succeeding Gary Wagner, effective April 18. Messrs. Cardoso and Wagner will be leaving the company to pursue other opportunities following a transition period.

Mahbod Nia, Chief Executive Officer of Veris Residential, said, “We are pleased to welcome Jeff and Taryn to Veris Residential as we continue to strengthen our team with top professionals who have significant experience working across private and publicly traded residential real estate. Jeff’s intricate knowledge of the residential sector and impressive track record of sourcing and executing strategic investments, coupled with Taryn’s breadth of experience that includes providing strategic advice for a variety of complex real estate transactions, will be invaluable as we continue our transition to a pure-play multifamily REIT.

“Importantly, I would like to thank Ricardo and Gary for their decades of dedicated service to Veris Residential and wish them all the best as they explore the next chapter of their careers.”

Mr. Turkanis’ extensive real estate investment experience includes over $15 billion in transactions concluded primarily across the office and residential sectors. He has been focused specifically on the residential sector (predominantly multifamily) for the past 8 years, closing over $4 billion in transactions during this time. As Chief Investment Officer, he will be responsible for overseeing the sale of non-strategic assets, identifying potential value enhancement opportunities within Veris Residential’s existing portfolio, and sourcing potential new investment opportunities. Prior to his more than decade-long tenure at Oxford Properties Group, Mr. Turkanis held roles at Putnam Investments and Fortress Investment Group. He earned a BBA from Washington University in St. Louis and an MBA, Real Estate from Columbia Business School.

Ms. Fielder has significant experience providing legal counsel for capital market transactions, as well as securities, corporate governance, and regulatory compliance matters. Prior to WashREIT, she served as Senior Vice President and General Counsel for ASB Real Estate Investments and was Assistant General Counsel for publicly-traded REIT DiamondRock Hospitality Company. Earlier in her career, she worked in the Real Estate Group at Hogan Lovells, and practiced corporate and real estate law with Simpson, Thacher and Bartlett LLP. Ms. Fielder earned a BA summa cum laude from Eckerd College and her JD from Harvard Law School.

In connection with the hiring of Ms. Fielder and Mr. Turkanis, and also in connection with the previous hiring of Ms. Amanda Lombard as Chief Accounting Officer, who will assume the role of Chief Financial Officer on April 1, 2022, Veris Residential is also announcing, as required by New York Stock Exchange Listed Company Manual Rule 303A.08, equity awards to be made to those three executives as a material inducement to their entering into employment with the company. All of the awards were approved by the Compensation Committee of the Veris Residential Board of Directors and will be made effective April 18, 2022, or such later date as the Chair of the Compensation Committee may determine. The awards to Ms. Lombard and Ms. Fielder are each in the form of restricted stock units; Mr. Turkanis will receive a restricted stock unit award and a stock option award.

The restricted stock unit award to Ms. Lombard will have a grant date fair value of $150,000 and will generally vest ratably on each of the first three anniversaries of the date of grant. The restricted stock unit award to Ms. Fielder will have a grant date fair value of $400,000 and will generally vest 60% on December 31, 2022, 20% on December 31, 2023 and 20% on the third anniversary of the date of grant. The restricted stock unit award to Mr. Turkanis will have a grant date fair value of $425,000 and will generally vest 50% on the first anniversary of the date of grant and 25% on each of the next two anniversaries of the grant date. The option grant to Mr. Turkanis will cover 250,000 shares, have an exercise price equal to the closing price of the underlying stock on the date of grant, generally vest and become exercisable ratably on each of the first three anniversaries of the date of grant, and have a maximum six-year term. All of the awards are subject to accelerated vesting in certain circumstances. The awards will all be made outside of Veris Residential’s existing 2013 Incentive Stock Plan but will be subject to terms and conditions generally consistent with those in that plan, other than with respect to such terms and conditions intended to comply with the NYSE inducement award exception.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking, environmentally- and socially-conscious real estate investment trust (REIT) that primarily owns, operates, acquires, and develops holistically-inspired, Class A multifamily properties that meet the sustainability-conscious lifestyle needs of today's residents while seeking to positively impact the communities it serves and the planet at large. The company is guided by an experienced management team and Board of Directors and is underpinned by leading corporate governance principles, a best-in-class and sustainable approach to operations, and an inclusive culture based on equality and meritocratic empowerment. For additional information on Veris Residential, Inc. and our properties available for lease, please visit http://www.verisresidential.com/.

For Veris Residential:

Amanda Shpiner/Grace Cartwright

Gasthalter & Co.

212-257-4170

veris-residential@gasthalter.com